   As filed with the Securities and Exchange Commission on December 9, 1999
                                                      Registration No. 333-83761
===========================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                     _____________________________________

                        PRE-EFFECTIVE AMENDMENT NO. 5 TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                     _____________________________________

                               HEALTHEXTRAS, INC.
  (Exact Name of Registrant as Specified in its Certificate of Incorporation)

             Delaware                         8999                              52-2181356
   (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer Identification Number)
of Incorporation or Organization)   Classification Code Number)

                     2275 Research Boulevard, Seventh Floor
                           Rockville, Maryland  20850
                                 (301) 548-2900
              (Address, including Zip Code, and Telephone Number,
       including Area Code, of Registrant's Principle Executive Offices)


                                 David T. Blair
                            Chief Executive Officer
                               HealthExtras, Inc.
                     2275 Research Boulevard, Seventh Floor
                           Rockville, Maryland  20850
                                 (301) 548-2900

           (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

                   __________________________________________
                                   Copies to:

   Douglas P. Faucette, Esq.                       Donald J. Murray, Esq.
   Thomas J. Haggerty, Esq.                        Dewey Ballantine LLP
Muldoon, Murphy & Faucette LLP                  1301 Avenue of the Americas
 5101 Wisconsin Avenue, N.W.                     New York, New York  10019
   Washington, D.C.  20016                             (212) 259-8000
       (202) 362-0840

                  ___________________________________________

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                 ______________________________________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Registration Fee...................................  $ 28,000
NASD Filing Fee........................................    10,900
NASDAQ Stock Market National Listing Fee...............    95,000
Printing, engraving, postage and mailing...............   115,000
Legal fees and expenses................................   400,000
Accounting fees and expenses...........................   125,000
Transfer agent fees and expenses.......................     2,500
Blue Sky fees and expenses.............................    10,000
Miscellaneous..........................................    13,600
                                                         --------

       TOTAL...........................................  $800,000
                                                         ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by Section 145 of the Delaware General Corporation Law, Articles 8 and 9 of the Registrant's Certificate of Incorporation provide, as follows, the Corporation shall, to the fullest extent permitted by Delaware law, as amended from time to time, indemnify its directors and officers:

EIGHTH:

     A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     B. The right to indemnification conferred in Section A of this Article EIGHTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article EIGHTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

     C. If a claim under Section A or B of this Article EIGHTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In
(1) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (2) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article EIGHTH or otherwise shall be on the Corporation.

     D. The rights to indemnification and to the advancement of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

     E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article EIGHTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

NINTH:

     A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (1) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law; or (4) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The registrant, HealthExtras, Inc., a Delaware corporation, was formed on July 12, 1999. HealthExtras has, to date, not issued any shares of its common stock.

     Pursuant to a commitment made in February 1999, on May 27, 1999, HealthExtras, which was then a Maryland limited liability company, contributed substantially all of its assets to HealthExtras, LLC, a Delaware limited liability company, and Capital Z Healthcare Holding Corp., invested $5 million in that entity in exchange for a 20% ownership interest. Capital Z Healthcare Holding Corp. serves only as a vehicle for its sole stockholder, Health Partners, to invest in HealthExtras and does not conduct any other operations. In addition, pursuant to a commitment made March 1, 1999 and affirmed by the May 27, 1999 transactions, HealthExtras, LLC granted compensatory effective member interests aggregating 1.87% to members of its management. These management interests vest over four year.

     In order to effect this offering, HealthExtras, Inc. has agreed in principal with HealthExtras, LLC and Capital Z Healthcare Holding Corp. to enter into a Reorganization Agreement pursuant to which, prior to the sale of the common stock in this offering, HealthExtras, LLC will merge into HealthExtras, Inc. and Capital Z Healthcare Holding Corp. will effect a merger, share exchange or similar transaction whereby its sole stockholder, Health Partners, will receive common stock in HealthExtras, Inc. representing the same proportionate ownership position which Capital Z Healthcare Holding Corp. has in HealthExtras, LLC. The distribution of these shares of common stock by HealthExtras, Inc. will be effected in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 4(2) thereof.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     See the Exhibit Index filed as a part of this Registration Statement.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, HealthExtras, Inc., the Registrant, has duly caused this Pre-Effective Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland on the 9th day of December, 1999.


                                    HEALTHEXTRAS, INC.



                                    By: /s/ David T. Blair
                                        -----------------------
                                        David T. Blair
                                        Chief Executive Officer



                               POWER OF ATTORNEY

     The undersigned sole director and officers of HealthExtras, Inc. do hereby constitute and appoint Thomas L. Blair, David T. Blair and Michael P. Donovan, and each of them, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below which such person may deem necessary or advisable to enable HealthExtras, Inc. to comply with the Securities Act of 1933, as amended (the "Securities Act"), and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for us, or any of us, in the capacities indicated below and any and all amendments (including pre-effective and post-effective amendments or any other registration statement filed pursuant to the provisions of Rule 462(b) under the Securities Act) hereto; and we do hereby ratify and confirm all that such person or persons shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Pre-Effective Amendment No. 5 to the Registration Statement has been signed below by the following persons on December 9, 1999 in the capacities indicated:


By: /s/ Thomas L. Blair                   Sole Director
    -------------------
    Thomas L. Blair


By: /s/ David T. Blair                    Chief Executive Officer
    ------------------
    David T. Blair


By: /s/ Michael P. Donovan                Chief Financial Officer
    ----------------------
    Michael P. Donovan                    (Chief Accounting Officer)

                                 EXHIBIT INDEX

Exhibit
  No.                                 Description
-------    ----------------------------------------------------------------------------------------
  1.0      Form of Underwriting Agreement (filed herewith)
  2.1      Form of Reorganization Agreement by and among HealthExtras, Inc., HealthExtras, LLC, and
           Capital Z Healthcare Holding Corp. (1)
  3.1(a)   Certificate of Incorporation of HealthExtras, Inc. (1)
  3.1(b)   Form of Amended and Restated Certificate of Incorporation (1)
  3.2      Bylaws of HealthExtras, Inc. (1)
  4.1      Specimen Stock Certificate of HealthExtras, Inc. (1)
  4.2      Form of Stockholders' Agreement (1)
  5.1      Opinion of Muldoon, Murphy & Faucette LLP re: legality (1)
 10.1      Form of Employment Agreement between HealthExtras, Inc. and David T. Blair (1)
 10.2      Form of Employment Agreement between HealthExtras, Inc. and certain Executive Officers (1)
 10.3      Program Administrator's Agreement by and between HealthExtras LLC and Reliance National
           Insurance Company  (1)
 10.4      Administrative Services Agreement by and between HealthExtras, LLC and United Payors &
           United Providers, Inc. /(1)/
 10.5      Agreement by and between United Payors & United Providers, Inc. and HealthExtras, LLC re:
           network access (1)
 10.6      Agreement by and between Cambria Productions, Inc. f/s/o Christopher Reeve and HealthExtras,
           Inc.  (1)(2)
 10.7      Indemnification Agreement (1)
 10.8      Sublease Agreement by and between United Payors & United Providers, Inc. and
           HealthExtras, LLC (1)
 10.9      Form of HealthExtras, Inc. 1999 Stock Option Plan  (1)
 10.10     Form of Registration Rights Agreement (1)
 23.1      Consent of Independent Accountants for HealthExtras, LLC (1)
 23.2      Consent of Independent Accountants for HealthExtras, Inc. (1)
 23.3      Consent of Muldoon, Murphy & Faucette LLP (1)
 24.0      Powers of Attorney (included on signature page)
 27.0      Financial Data Schedule (1)
 99.1      Consent of Julian A.L. Allen to serve as a Director of the Company (1)
 99.2      Consent of David T. Blair to serve as a Director of the Company (1)
 99.3      Consent of Thomas J. Graf to serve as a Director of the Company (1)
 99.4      Consent of Julia M. Lawler to serve as a Director of the Company (1)
 99.5      Consent of Karen M. Shaff to serve as a Director of the Company (1)
 99.6      Consent of Paul H. Warren to serve as a Director of the Company (1)

--------------------------
(1) Previously filed.
(2) Confidential treatment requested for portions of agreement pursuant to
    Section 406 of Regulation C, promulgated under the Securities Act of 1933, as amended.